                            FORM 4
/  /  Check this box
if no longer
      subject to
Section 16.
      Form 4 or Form 5 obligations
      may continue.  See instruction 1(b).

               U.S. SECURITIES AND EXCHANGE
                       COMMISSION Washington,
                       D.C. 20549

             STATEMENT OF CHANGES IN
BENEFICIAL OWNERSHIP

               Filed pursuant to Section
               16(a) of the Securities
               Exchange Act of 1934, Section
     17(a) of the Public Utility Holding Company
          Act of 1935 or Section 30(f) of the
          Investment Company Act of 1940

1.  Name and Address of Reporting Person
     Snyder              Nancy            M.
---------------------------------------------------
----
    (Last)              (First)           (Middle)

     Penn Virginia Corporation
     One Radnor Corporate Center, Suite 200
     100 Matsonford Road --------------------------
----------------------------
                   (Street)

     Radnor              PA                19087
---------------------------------------------------
----
    (City)              (State)           (Zip)


2.  Issuer Name and Ticker or Trading Symbol
      PENN VIRGINIA CORPORATION (PVA)


3.  Statement for Month/Year
      November 1999


4.   If Amendment, Date of Original (Month/Year)

5.  Relationship of Reporting Person to Issuer
    (Check if applicable)

    _____ Director                    _____ 10% Owner
    __X__ Officer (Give title below)  _____ Other
(specify below)

     General Counsel and Corporate Secretary --------
    ----------------------------------



6.  Individual or Joint/Group Filing
    (Check applicable line)
    __X_  Form filed by one Reporting Person
    ____  Form filed by more than one Reporting
Person




Table I - Non-Derivative Securities Acquired,
Disposed of, or
Beneficially Owned
                                                   3.
Transaction
                                   2. Transaction     Code
                                      Date            -----------
1. Title of Security                  (Mo/Day/Yr)     Code     V
-----------------------------      --------------     ----    ---
Common Stock, $6.25 par value       11/18/99           P

                                   4. Securities
Acquired (A)
                                      or Disposed of
                                      (D) -----------
                                      ---------------
                                               (A) or
1. Title of Security                  Amount   (D)       Price
-----------------------------------   ------   ------
-   --------
Common Stock, $6.25 par value          250      A        $17.75

                                                     6. Ownership
                                   5. Amount of         Form
                                      Securities        Direct
                                      Beneficially      (D) or
                                      owned at          Indirect
1. Title of Security                  End of Month      (I)
-----------------------------------   ------------      ---------
Common Stock, $6.25 par value          450               I

                                   7. Nature of
                                      Indirect
                                      Beneficial
1. Title of Security                  Ownership
-----------------------------------   ----------
Common Stock, $6.25 par value          Shares held by
family
                                       members


Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)


                             2. Conversion or
                                Exercise Price    3.
Transaction 1. Title of Derivative    of Derivative
Date
       Security                 Security
(Mo/Day/Yr)
-----------------------------   ------------------
------------
Non-Qualified Stock Options
                                                   5. N
                                                      u
                                                      m
                                                      b
                                                      e
                                                      r
                                                      o
                                                      f
                                                      D
                                                      e
                                                      r
                                                      i
                                                      v
                                                      a
                                                      t
                                                      i
                                                      v
                                                      e
                                                      s
                                                      S
                                                      e
                                                      c
                                                      u
                                                      r
                                                      i
                                                      t
                                                      i
                                                      e
                                                      s
                                                      A
                                                      c
                                                      q
                                                      u
                                                      i
                                                      r
                                                      e
                                                      d
                                                      (
                                                      A
                                                      )
                                                      o
                                                      r
                             4. Transaction           Disposed
                                Code                  (D) of
1. Title of Derivative          ------------------    -----------
       Security                 Code          V       (A)   (D)
-----------------------------   ---------   ------    ----- -----
Non-Qualified Stock Options

                    6. Date Exer-
                           cisable and      7.  Title
                           and Expiration
                           Amount of
                           Date
Underlying
                           (Mo/Day/Yr)
Securities
                           ------------------   -----
------------
                           Date     Expira-            Amount or
1. Title of Derivative     Exer-    tion               Number of
       Security            cisable  Date        Title
Securities
------------------------   -------  --------    -----
----------
Non-Qualified Stock
Options





                                                  9.  N
                                                      u
                                                      m
                                                      b
                                                      e
                                                      r
                                                      o
                                                      f
                                                      D
                                                      e
                                                      r
                                                      i
                                                      v
                                                      a
                                                      t
                                                      i
                                                      v
                                                      e
                                                      S
                                                      e
                                                      c
                                                      u
                                                      r
                                                      i
                                                      t
                                                      i
                                                      e
                                                      s

Beneficially
                             8. Price of              Owned at
1. Title of Derivative          Derivative              End of
       Security                 Security                Month
-----------------------------   ------------------
------------
Non-Qualified Stock Options


                             10. Ownership
                                 Form of
                                 Derivative
                                 Security         11.
Nature of
                                 Direct (D)           Indirect
1. Title of Derivative           or Indirect          Beneficial
       Security                      (I)              Ownership
-----------------------------   ------------------    -----------
NONE

Explanation of
Responses.


Intentional
misstatements or
omissions of
facts constitute
Federal Criminal
Violations.


 Nancy M. Snyder
December 10, 1999
-----------------------------              -----
-----------
Signature of Reporting Person
Date